Natural Health Trends to Report Third Quarter 2015 Financial Results on October 27th and Announces Preliminary Revenue Estimate

LOS ANGELES – October 13, 2015 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling company that markets premium quality personal care, wellness and "quality of life" products under the NHT Global brand, today announced the Company will report its financial results for the quarter ended September 30, 2015 on Tuesday, October 27, 2015 at 4:00 p.m. Eastern Time. Chris Sharng, Natural Health Trends’ President, and Scott Davidson, Senior Vice President and Chief Financial Officer, will host a conference call to discuss the third quarter 2015 financial results on Tuesday, October 27, 2015 at 4:30 p.m. Eastern Time. The details for the conference call can be found below.

The Company estimates total revenue for the quarter ended September 30, 2015 to be $80.8 million, which would represent an increase of 154% compared to $31.8 million in the third quarter of 2014. The Company also estimates that its deferred revenue at September 30, 2015 was $4.5 million, compared to $8.2 million at June 30, 2015. At September 30, 2014, deferred revenue was $2.9 million, compared to $3.2 million at June 30, 2014.

The revenue estimate is preliminary and has not yet been reviewed by the Company's independent accountants. Significant updates and revisions may be required before the release of the Company's third quarter 2015 financial results. In addition, the Company's quarterly financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

Third Quarter 2015 Financial Results Conference Call

Date:	Tuesday, October 27, 2015
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-407-0789 (Domestic) 1-201-689-8562 (International)
Conference ID:	13621699
Webcast:	http://public.viavid.com/index.php?id=116470

For those unable to participate during the live broadcast, a replay of the call will also be available from 7:30 p.m. Eastern Time on October 27, 2015 through 11:59 p.m. Eastern Time on November 10, 2015 by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing the replay pin number: 13621699.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company's website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 6, 2015 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
Addo Communications
Tel: 310-829-5400
investor.relations@nhtglobal.com

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